EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 nos. 33-15777, 33-33966, 66-61286, 33-90490, 333-01885, 333-07519, 333-69597, 333-69599, 333-92879, 333-51892, 333-51894, 333-106601, 333-108736, 333-119740, 333-123349, and 333-139279) pertaining to various stock plans of Manatron, Inc. and subsidiary of our reports dated June 27, 2007, with respect to the consolidated financial statements and schedule of Manatron, Inc. and subsidiary included in this Annual Report (Form 10-K) for the year ended April 30, 2007.

/s/ Ernst &Young LLP

Grand Rapids, Michigan
July 18, 2007